Exhibit 2.2

VOTING AGREEMENT

This Voting Agreement (“Agreement”), dated as of January 16, 2024, is by and among Restaurant Brands International Inc., a corporation existing under the laws of Canada (“Parent”) and the persons listed on the attached Schedule A who are signatories to this Agreement (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, Carrols Restaurant Group, Inc., a Delaware corporation (the “Company”), Parent and BK Cheshire Corp, a Delaware corporation and a subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, the Company has informed Parent and each Stockholder that the Company Board has, prior to the execution and delivery of this Agreement, taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the General Corporation Law of the State of Delaware and any other “takeover” Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby (the “203 Approval”);

WHEREAS, as of the date of this Agreement, each Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of the Company Common Stock owned of record or beneficially by such Stockholder as of the date of this Agreement (collectively with respect to each Stockholder, the “Owned Shares” and, together with any additional Shares or other voting securities of the Company of which such Stockholder acquires record or beneficial ownership after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, consolidation, reclassification, exchange or change of such shares, or other similar transaction, or upon exercise or conversion of any securities (including any Company Options, Company RSUs, Company PSUs, Company RSAs, Company PSAs or any other equity awards), such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and WHEREAS, the Stockholders acknowledge that each of Parent and Merger Sub is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if the Stockholders did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms have the following respective meanings:

(a) Constructive Disposition” means, with respect to a security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call”, margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.

(b) Termination Date” means the earlier to occur of (i) the Effective Time, (ii)  the termination of the Merger Agreement in accordance with its terms, and (iii) the date on which any amendment to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted, in each case, without the Stockholders’ prior written consent, that (A) diminishes the Per Share Price to be received by the stockholders of the Company, (B) changes the form in which the Per Share Price is payable to the stockholders of the Company, (C) extends the Termination Date (as defined in the Merger Agreement) or (D) imposes any additional conditions on the Stockholder’s right to receive the Per Share Price.

(c) A person shall be deemed to have effected a “Transfer” of a security if such person, whether voluntarily or involuntarily, directly or indirectly (i) offers, sells, leases, assigns, gifts, grants an option with respect to, transfers, exchanges, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise, including by way of Constructive Disposition) of such security or any interest in such security, (ii) creates or permits to exist any pledge, lien, charge, mortgage, encumbrance, hypothecation or security interest of any kind or nature whatsoever on such security, except, in the case of each item described in clause (ii), that would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impair or otherwise adversely impact the Stockholders’ ability to perform its obligations hereunder, (iii) deposits such security into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement, or (iv) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii). For the avoidance of doubt, any direct or indirect transfer of equity or other interests in the Stockholder by its equityholders shall not constitute a Transfer.

2. Transfer Restrictions. From the date of this Agreement until the Termination Date, each Stockholder agrees not to Transfer (or cause or permit the Transfer of) any of the Covered Shares, or enter into any agreement relating thereto, except with Parent’s prior written consent; provided, however, that any Stockholder may Transfer any such Covered Shares to (a) any other Stockholder or any Affiliate of any such Stockholder or (b) any beneficial owner of the Stockholder, in each case only if the transferee of such Covered Shares evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions of this Agreement to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. In furtherance and not in limitation of the foregoing, from the date of this Agreement until the Termination Date, no Stockholder shall make any demands to register any of its Covered Shares pursuant to the terms of that certain Registration Rights and Stockholders’ Agreement, dated as of April 30, 2019, by and between the Company and the persons listed on Schedule A attached thereto, as amended.

3. Agreement to Vote.

(a) From the date of this Agreement until the Termination Date, subject to the terms of this Agreement and the 203 Approval, at every meeting of the stockholders of the Company (and at every adjournment or postponement thereof) to vote on any matter contemplated by this Agreement or the Merger Agreement, each Stockholder shall vote, and shall cause or direct to be voted, all of such Stockholder’s Covered Shares:

(i) in favor of the adoption of the Merger Agreement and the Merger;

(ii) in favor of the approval of any proposal to adjourn the meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the Stockholder Approval on the date on which such meeting is held and Parent proposes or requests such postponement or adjournment in accordance with the Merger Agreement;

(iii) against (A) any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination Date, (B) any Acquisition Proposal or (C) approval of any other proposal, transaction, agreement or action that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iv) in favor of any other matter or action necessary for the consummation of the transactions contemplated by the Merger Agreement.

(b) From the date of this Agreement until the Termination Date, if requested by Parent, each Stockholder shall execute and deliver to Parent a written consent with respect to the Covered Shares approving any matter referenced in sub-clause (i), (ii), or (iv) of Section 3(a) and against the approval of any matter referenced in sub-clause (iii) of Section 3(a). Unless requested by Parent to execute and deliver a written consent in accordance with the first sentence of this Section 3(b), each Stockholder agrees not to execute or deliver a written consent with respect to any matter referenced in sub-clause (i), (ii) or (iii) of Section 3(a).

(c) Each Stockholder shall appear, in person or by proxy, at each meeting of the stockholders of the Company or adjournment or postponement thereof (or otherwise cause its Covered Shares to be counted as present thereat) for purposes of calculating a quorum and to vote on any matter contemplated by this Agreement. Each Stockholder shall vote all of its Covered Shares in accordance with this Section 3.

(d) Notwithstanding anything in this Agreement to the contrary, each Stockholder shall remain free to vote (or execute proxies with respect to) the Covered Shares with respect to any matter not covered by Section 3(a) in any manner the Stockholder deems appropriate.

(e) Nothing in this Agreement, including this Section 3, shall limit or restrict any Stockholder, Affiliate or designee of any Stockholder who serves as a member of the Company Board in acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement applies to each Stockholder solely in its capacity as a stockholder of the Company and does not apply to, and shall not limit or affect in any manner, any such Stockholder, Affiliate or designee’s actions, judgments or decisions as a director of the Company.

4. Termination of Sales Plans. Upon public disclosure of the material terms of the transactions contemplated hereby and by the Merger Agreement, each Stockholder shall (a) terminate any trading plan established in accordance with Rule 10b5-1 under the Exchange Act, in respect of Company Common Stock, to which such Stockholder is a party (any such plan, a “Sales Plan”), (b) take all actions necessary to ensure the continued effectiveness of the termination of any Sales Plan and (c) not Transfer (or cause or permit the Transfer of) Company Common Stock pursuant to any Sales Plan at any time upon or after the execution of this Agreement.

5. Representations and Warranties of the Stockholders. Each Stockholder, solely with respect to such Stockholder and severally and not jointly, hereby represents and warrants to Parent as follows:

(a) Power; Organization; Binding Agreement. Such Stockholder has full power and authority (in the case of each Stockholder that is not a natural person) or capacity (in the case of each Stockholder that is a natural person) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. With respect to each Stockholder that is not a natural person, (i) the execution, delivery and performance by such Stockholder of this Agreement, and the consummation by such Stockholder of the transactions contemplated hereby, have been duly authorized by all necessary corporate, limited liability company, limited liability partnership or similar equivalent action on the part of such Stockholder and (ii) such Stockholder is duly organized, validly existing and in good standing under the applicable law of its jurisdiction of formation. This Agreement has been duly executed and delivered by such Stockholder, and, assuming due authorization, execution and delivery by Parent, this Agreement is enforceable against such Stockholder in accordance with its terms, except that such enforceability may be limited by Enforceability Limitations.

(b) No Conflicts. None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby will (i) require any consent or approval under, or result in a violation or breach of, any agreement to which such Stockholder is a party or by which such Stockholder may be bound, including any voting agreement or voting trust, (ii) result in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (other than Permitted Liens or those created by this Agreement) on any of the assets or properties of such Stockholder, (iii) violate any applicable law or order or (iv) with respect to each Stockholder that is not a natural person, violate the organizational documents of such Stockholder.

(c) Ownership of Covered Shares. Such Stockholder is, as of the date hereof, the record or beneficial owner of such Stockholder’s Covered Shares. All such Stockholder’s Covered Shares are free and clear of any pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (other than Permitted Liens or those created by this Agreement) and no person has a right to acquire any of such securities. As of the date of this Agreement, other than the Owned Shares, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(d) Voting Power. Such Stockholder has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the securities subject to this Agreement owned by such Stockholder, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.

(e) Reliance by Parent and Merger Sub. Such Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance on such Stockholder’s execution and delivery of this Agreement.

(f) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except in each case for filings with the SEC or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by such Stockholder of any of its obligations hereunder.

(g) No Inconsistent Agreements. Except as contemplated by this Agreement, such Stockholder (i) has not entered into any voting agreement or voting trust with respect to any of its Covered Shares and (ii) has not granted a proxy or power of attorney or entered into any other arrangement with respect to any of its Covered Shares, in each case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

(h) Absence of Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against or, to the knowledge of the applicable Stockholder, threatened against or otherwise affecting, such Stockholder or any of its or his or her properties or assets (including the Covered Shares) that would reasonably be expected to materially impair or materially delay the ability of such Stockholder to perform its or his or her obligations hereunder.

6. Representations and Warranties of Parent.

(a) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, excepts as such enforceability may be limited by Enforceability Limitations.

(b) Parent acknowledges and agrees that other than the representations expressly set forth in this Agreement, the Stockholder has not made, and is not making, any representations or warranties to Parent with respect to the Stockholder, the Merger Agreement or any other matter. Parent hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

7. Certain Restrictions.

(a) From the date of this Agreement until the Termination Date, each Stockholder hereby agrees that such Stockholder shall not, shall cause its Subsidiaries (if any) and its and their respective directors, officers and employees not to, and shall not instruct, authorize or knowingly permit any of its other Representatives to, directly or indirectly: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than to Parent or any designees or Representatives of Parent) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent or any designees or Representatives of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, or (v) enter into any agreement with respect to any Acquisition Proposal; provided, that this Section 7(a) shall not restrict a Stockholder from taking any action or doing anything that the Company is permitted to do in accordance with the terms of Section 5.3 of the Merger Agreement.

(b) Each Stockholder hereby agrees to notify Parent promptly (and, in any event, within 24 hours) of any inquiries, offers or proposals that constitute an Acquisition Proposal or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Stockholder or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement) and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Stockholder must keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours) of any modification of the terms of any inquiry, offer or proposal (including any amendments thereto) and any changes and developments in the status of any discussions or negotiations. No Stockholder shall, directly or indirectly, take any action that would make any of its representations or warranties contained herein untrue or incorrect in any respect.

(c) From the date of this Agreement until the Termination Date, in the event that any Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, the number of Shares held by such Stockholders shall be deemed amended accordingly, and such Shares or voting interests shall automatically become subject to the terms of this Agreement. Each Stockholder shall notify the Company of any such event.

(d) From the date of this Agreement until the Termination Date, no Stockholder shall enter into any voting agreement or voting trust with respect to any of its Covered Shares or grant a proxy or power of attorney with respect to any of its Covered Shares, in either case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

(e) Each Stockholder hereby agrees not to commence or voluntarily participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, the Merger Sub or any of their respective successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger) or (ii) alleging a breach of any fiduciary duty of the Company’s Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that the foregoing shall not limit any actions taken by the Stockholder in response to any claims commenced against the Stockholder or its Representatives; provided, further that this Section 7(e) shall not be deemed a waiver of any rights of the Stockholder or its Affiliates for any breach of (a) this Agreement, (b) the Merger Agreement or (c) any other Contract by and between such Stockholder or any of its Affiliates, on the one hand, and the Company or its Subsidiaries or Affiliates, on the other hand.

(f) Each Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger Agreement, such Stockholder’s identity and ownership of Covered Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

8. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under applicable law.

9. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to impose stop orders to prevent the Transfer of any of the Covered Shares in violation of this Agreement.

10. Termination. This Agreement and all rights and obligations of the parties hereunder and thereunder, shall automatically terminate without further action and shall have no further force or effect as of the Termination Date; provided, that this Section 10 and Section 11 shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing set forth in this Section 10 or elsewhere in this Agreement relieves either party hereto from liability, or otherwise limits the liability of either party hereto, for any willful and material breach of this Agreement that occurred prior to such termination. For the avoidance of doubt, this Agreement shall not terminate upon a Company Board Recommendation Change unless the Merger Agreement is terminated in accordance with its terms.

11. Miscellaneous.

(a) Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(b) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve Parent of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

(c) Amendment and Modification; Waiver. This Agreement may be amended or waived by any party hereto only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or in equity.

(d) Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that, (i) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, and (ii) the right of specific enforcement is an integral part of this Agreement and the transactions contemplated hereby and without that right, neither the Stockholder nor Parent would have entered into this Agreement or the Merger Agreement. It is explicitly agreed that Parent shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing each Stockholder’s obligations hereunder.

(e) Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limitation the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for beach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.

(f) Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

If to the Stockholders, to the address for notice set forth on Schedule A hereto, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

Three Brickell City Centre

98 S.E. 7th Street, Suite 700

Miami, FL 33131

Attention:	Matthew Arenson, P.C.
Email:	matthew.arenson@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue

New York, NY 10022

Attention:	Willard S. Boothby, P.C.
Email:	willard.boothby@kirkland.com

if to Parent, to:

Restaurant Brands International Inc.

130 King Street West, Suite 300

Toronto, ON M5X 1E1

Attention:	General Counsel
Email:	jgranat@rbi.com

and with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Email:	sbarshay@paulweiss.com
lturano@paulweiss.com
Attention:	Scott A. Barshay
Laura C. Turano

if to the Company, to:

Carrols Restaurant Group, Inc.

968 James Street

Syracuse, NY 13203

Email:	jlandaw@carrols.com
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Milbank LLP
55 Hudson Yards

New York, NY 10001-2163

Attention:	Derek Winokur
Iliana Ongun
Email:	dwinokur@milbank.com
IOngun@milbank.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address or email address through a notice given in accordance with this Section 11(f), except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 11(f) will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11(f).

(g) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to exercise any power or authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

(h) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and permitted assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.

(i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(j) Submission to Jurisdiction; Service of Process; Venue. Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 11(f) or in such other manner as may be permitted by applicable law, and nothing in this Section 11(j) will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of Parent and each Stockholder agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(k) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11(k).

(l) Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.

(m) Entire Agreement. This Agreement, together with any schedule hereto, the Merger Agreement and any exhibit and schedule thereto, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

(n) Interpretation. Section 1.3 of the Merger Agreement shall apply to this Agreement, mutatis mutandis.

(o) Expenses. Except as otherwise expressly provided in this Agreement or the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

12. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RESTAURANT BRANDS INTERNATIONAL INC.

/s/ Joshua Kobza
Name:	Joshua Kobza
Title:	Chief Executive Officer

[Signature Page to Voting Agreement]

CAMBRIDGE FRANCHISE HOLDINGS, LLC

/s/ Matthew Perelman
Name:	Matthew Perelman
Title:	Co-President

ALEXANDER SLOANE

/s/ Alexander Sloane

MATTHEW PERELMAN

/s/ Matthew Perelman

[Signature Page to Voting Agreement]

Schedule A

Stockholder Name	Owned Shares	Address
Cambridge Franchise Holdings, LLC	10,442,310	853 Broadway, Suite 1605 New York, NY 10003
Matthew Perelman	283,234	853 Broadway, Suite 1605 New York, NY 10003
Alexander Sloane	152,284	853 Broadway, Suite 1605 New York, NY 10003